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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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BORGWARNER INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BORGWARNER INC.

_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Auburn Hills, Michigan
March 23, 2007

Dear Stockholder:

BorgWarner Inc. will hold its Annual Meeting of Stockholders at the Company’s headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, on April 25, 2007, at 9:00 a.m., local time, for the following purposes:

1.	To elect the nominees for Class II Directors to serve for the next three years;

2.	To vote upon a stockholder proposal concerning director elections;

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders at the close of business on March 2, 2007 are entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ John J. Gasparovic
John J. Gasparovic
Secretary

YOUR VOTE IS IMPORTANT!

YOU MAY VOTE BY:

•	Signing and returning the accompanying proxy card
OR
•	Voting by telephone or by the Internet. See proxy card for instructions
OR
•	Voting in person at the meeting (if you are a stockholder of record)

TABLE OF CONTENTS
PROPOSAL 1 - ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PROPOSAL 2 - STOCKHOLDER PROPOSAL CONCERNING DIRECTOR ELECTIONS
PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER INFORMATION

BORGWARNER INC.
3850 Hamlin Road
Auburn Hills, Michigan 48326

PROXY STATEMENT

March 23, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (the “Company”) for the Company’s 2007 Annual Meeting of Stockholders to be held at the Company’s headquarters at 3850 Hamlin Road, Auburn Hills, Michigan 48326 on April 25, 2007 at 9:00 a.m., local time, or at any adjournments thereof. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 23, 2007. The Company’s Annual Report to Stockholders for the year ended December 31, 2006 is enclosed.

Record Date and Voting at the Annual Meeting

Only stockholders of record at the close of business on March 2, 2007 will be entitled to vote at the meeting. As of such date, there were 57,019,153 issued and 57,015,169 outstanding shares of common stock. Each share of common stock entitles the holder to one vote.

If you return your signed proxy card or vote by telephone or by the Internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

With respect to the election of Directors, stockholders may (a) vote in favor of all nominees, (b) withhold votes as to all nominees, or (c) withhold votes as to specific nominees. Directors are elected by a plurality vote so that the three directors receiving the greatest number of votes will be elected. Withheld votes and broker non-votes will not affect the outcome of the election of directors.

For each other proposal, the affirmative vote of a majority of the votes cast is required for approval. Accordingly, an abstention will have the effect of a negative vote on Proposals 2 and 3. Broker non-votes, however, will not be counted for purposes of determining the number of votes cast and, thus, will not affect the outcome of Proposals 2 and 3.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes. Jere A. Drummond, Timothy M. Manganello and Ernest J. Novak, Jr. are the nominees for election as Class II Directors to the Board at this meeting. If elected, each nominee will serve for a term of three years or until his successor is elected and qualified. The Class III Directors have terms expiring at the 2008 Annual Meeting of Stockholders and the Class I Directors have terms expiring at the 2009 Annual Meeting of Stockholders. Each of the nominees for election as a Class II Director has agreed to serve if elected. All of the Class II Directors are presently directors of the Company. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of the votes cast is needed for the election of directors.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR — JERE A. DRUMMOND, TIMOTHY M. MANGANELLO AND ERNEST J. NOVAK, JR.

Information on Nominees for Directors and Continuing Directors

The following table sets forth as of March 2, 2007, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company and directorships in other corporations:
Class I Directors	Age	Principal Occupation and Directorships

Phyllis O. Bonanno 1999	63
Ms. Bonanno has been President and CEO of International Trade Solutions, Inc., an international trade consulting firm, since March 2002. She was the President of TradeBuilders, Inc. from October 2000 until October 2001. She was President of Columbia College from July 1997 until March 2000. She is also a director of Adams Express Company, Mohawk Industries, Inc. and Petroleum & Resources Corporation.

Alexis P. Michas 1993	49
Mr. Michas has been the Managing Partner of Stonington Partners, Inc., an investment management firm since 1996. He is also a director of AirTran Airways, Inc., PerkinElmer, Inc., Lincoln Educational Services Corporation and a number of privately-held companies.

Richard O. Schaum 2005	60
Mr. Schaum serves as the 2007 President of the Society of Automotive Engineers and has been General Manager, 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003.  He was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc. from October 2003 until June 2005. He was Executive Vice President, Product Development for DaimlerChrysler Corporation from January 2000 until his retirement in March 2003.

Thomas T. Stallkamp 2006	60
Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group, since July 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003 he served as its Vice Chairman and Chief Executive Officer. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a Director of Baxter International, Inc.

Class II Directors	Age	Principal Occupation and Directorships

Jere A. Drummond 1996	67
Mr. Drummond retired from the BellSouth Corporation on December 31, 2001.  He served as Vice Chairman of the BellSouth Corporation from January 2000 until his retirement.  He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999.  He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997 and was elected a director of BellSouth Telecommunications, Inc. in 1993.  He is also a director of AirTran Holdings, Inc. Centillium Communications, Inc. and SAIC, Inc.

Timothy M. Manganello 2002	57
Mr. Manganello has been Chairman of the Board since June 2003 and Chief Executive Officer of the Company since February 2003.  He was also President and Chief Operating Officer from February 2002 until February 2003.  He was Executive Vice President from June 2001 until February 2002.  He was Vice President of the Company from February 1999 until June 2001 and President and General Manager of BorgWarner TorqTransfer Systems Inc. ("TorqTransfer Systems") from February 1999 until February 2002.  He was appointed a director of the Company in 2002.  Mr. Manganello is also a director of Bemis Company, Inc. and he serves as the Board Chairman of Federal Reserve Bank of Chicago, Detroit branch.

Ernest J. Novak, Jr. 2003	62	Mr. Novak retired as a Managing Partner from Ernst & Young in June 2003. He was a Managing Partner from 1986 until June 2003. Mr. Novak is also a director of A. Schulman, Inc. and FirstEnergy Corp.

Class III Directors	Age	Principal Occupation and Directorships

Robin J. Adams 2005	53
Mr. Adams has been Executive Vice President, Chief Financial Officer and Chief Administrative Officer since April 2004. He was Executive Vice President — Finance and Chief Financial Officer of American Axle & Manufacturing Holdings Inc. (“American Axle”) from July 1999 until April 2004. Prior to joining American Axle, he was Vice President and Treasurer and principal financial officer of BorgWarner Inc. from May 1993 until June 1999. Mr. Adams also is a member of the Supervisory Board of BERU AG.

David T. Brown 2004	58
Mr. Brown has been President and Chief Executive Officer of Owens Corning since April 2002. He was Executive Vice President and Chief Operating Officer from January 2001 to March 2002. He was Vice President of Owens Corning and President, Insulating Systems Business from January 1997 to December 2000. Mr. Brown is also a director of Owens Corning.

Class III Directors	Age	Principal Occupation and Directorships

Paul E. Glaske 1994	73
Mr. Glaske was Chairman, President and Chief Executive Officer from April 1992 until his retirement in October 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motor homes and a variety of other vehicles. Mr. Glaske is also a director of Lincoln Educational Services Corporation, Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P.

Board of Directors and Its Committees

The Board of Directors held four regular meetings during 2006. All of the directors attended at least 75% of the meetings of the Board of Directors and each committee on which they served.  The Company’s Corporate Governance Guidelines set forth the Company policy that directors should use their best efforts to attend the Company’s annual meeting of stockholders. All directors serving at the time of the 2006 Annual Meeting of Stockholders attended the meeting.

The Board of Directors has a standing Compensation Committee, Audit Committee, Corporate Governance Committee and Executive Committee. The Charters for each of our Board committees can be accessed on the Company’s website at www.borgwarner.com.

The Board has determined that all Board members meet the independence requirements of the New York Stock Exchange (“NYSE”), with the exception of Mr. Manganello, our Chairman and Chief Executive Officer, and Mr. Adams, our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Under the Company’s Corporate Governance Guidelines, a director will not be considered independent unless the Board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

•
a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•
a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•
a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship.

•
a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

•	a director who is not considered independent by relevant statute or regulation is not “independent.”

Compensation Committee.  The present members of the Compensation Committee are Directors Drummond (Chairman), Bonanno, and Brown. The principal functions of the Compensation Committee include reviewing and approving executive appointments, remuneration, and compensation plans and supervising the administration of these plans. The Compensation Committee met five times during 2006.

Audit Committee.  The present members of the Audit Committee are Directors Novak (Chairman), Schaum and Stallkamp.  The principal functions of the Audit Committee include: the engagement of the Company's independent registered public accounting firm; determining the scope of services provided by the independent registered public accounting firm; reviewing the methodologies used by the Company in its accounting and financial reporting practices; reviewing the results of the annual audit and the Company's annual financial statements; and overseeing the Company's internal control and internal auditing functions. The Audit Committee met seven times during 2006.

Corporate Governance Committee.  The present members of the Corporate Governance Committee are Directors Glaske (Chairman), Drummond and Michas. The principal functions of the Corporate Governance Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) corporate governance principles, including the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders’ suggestions for board nominations, and (vi) the emergency successor to the Chief Executive Officer. The Corporate Governance Committee also establishes criteria for Board and committee membership and evaluates Company policies relating to the recruitment of directors and oversees the evaluation of the Board, its committees and management. The Corporate Governance Committee met four times during 2006.

The Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Stockholders of record of the Company may recommend director candidates for inclusion by the Board in the slate of nominees which the Board recommends to stockholders for election. Appropriate biographical information and background material must be submitted to the “BorgWarner Inc. Corporate Governance Committee” c/o BorgWarner Inc. General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326 in a timely manner. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The General Counsel will review the information and provide to the Chairman of the Corporate Governance Committee an assessment of the candidate’s independence, freedom from conflicts of interest and general suitability. If the Chairman of the Committee decides to submit the candidate to the entire Committee, each member will receive the candidate’s background information and will be afforded an opportunity to interview the candidate.

In considering whether to recommend to the full Board any candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the following factors:

•	personal and professional ethics, integrity and values;

•	the education and breadth of experience necessary to understand business problems and evaluate and postulate solutions;

•	interest and availability of time to be involved with the Company and its employees over a sustained period;

•	stature to represent the Company before the public, stockholders and various others who affect the Company;

•	willingness to objectively appraise management performance in the interest of the stockholders;

•	open mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders;

•	involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders;

•	ability to evaluate strategic options and risks;

•	contribution to the Board’s desired diversity and balance; and

•	willingness to limit public company board service to four or fewer boards of public companies, unless the Corporate Governance Committee approves otherwise

The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. If the Corporate Governance Committee determines that a stockholder-nominated candidate is suitable and that the candidate should be recommended to the full Board, a quorum of the full Board must discuss whether to include the candidate in the slate of nominees which the Board recommends to stockholders for election and, if appropriate, adopt a resolution authorizing the inclusion.

There have been no material changes to the procedures by which security holders may recommend nominees.

You may send communications to your Board of Directors and to individual directors.  Such communications should be submitted in writing addressed to your Board of Directors or to one or more named individual directors in care of BorgWarner Inc., General Counsel, 3850 Hamlin Road, Auburn Hills, Michigan 48326.  All such communications will be forwarded promptly to your Board of Directors or such named individual director.

Executive Committee.  The present members of the Executive Committee are Directors Drummond, Manganello and Michas. The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet during 2006.

Executive Sessions.  The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. Director Glaske is the presiding director. Interested parties can make concerns known directly to the non-management directors on-line at www.mysafeworkplace.com or by toll-free call to 1-800-461-9330.

REPORT OF THE BORGWARNER INC.  AUDIT COMMITTEE

 The Audit Committee of the Board of Directors of BorgWarner Inc. is charged with assisting the full Board in fulfilling the Board’s oversight responsibility with respect to the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee also has the responsibility for, among other things, selection and compensation of the independent registered public accounting firm, monitoring the independent registered public accounting firm’s qualifications, independence and work (including resolving any disagreements between management of BorgWarner Inc. and the independent registered public accounting firm regarding financial reporting), pre-approving all audit services to be performed by the independent registered public accounting firm, monitoring the performance of the Company’s internal audit function and advising the Board on pension plans and risk management programs. The responsibilities of the Committee are set forth in its charter, which is reviewed at least annually. During 2006, the Committee met seven times, and the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and the independent registered public accounting firm prior to its public release.

Each member of the Committee meets the independence requirements set by the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. The Board of Directors has determined that Mr. Novak is a financial expert as defined by the rules and regulations of the Securities and Exchange Commission. None of the members of the Committee simultaneously serve on the audit committees of more than two other public companies.

With respect to the 2006 financial statements, the Committee reviewed the 2006 financial results and financial condition with management. The Committee met with selected members of management and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), the independent registered public accounting firm appointed by the Committee, to review the financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, allowances and accruals; suitability of accounting principles; other judgment areas; and audit adjustments, whether recorded or not. In addition, the Committee considered the quality and adequacy of the Company’s internal controls, taxation issues, pension plans, risk management programs, and other areas as appropriate to its oversight of the financial reporting and audit processes.

   In discharging its oversight responsibilities as to the audit process, the Committee:

•
satisfied itself as to Deloitte & Touche’s independence through a review of relationships and services that might affect the objectivity of the auditors, a review of the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 and discussions with Deloitte & Touche concerning their independence;

•
discussed with Deloitte & Touche all matters required to be discussed by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard, No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements,” including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information and any significant disagreements with management of the Company;

•	discussed with the Company’s management and Deloitte & Touche the overall audit process, including audit reports;

•
discussed and reviewed management’s documentation, testing, remediation and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•	received written materials addressing Deloitte & Touche’s internal quality control procedures and other matters, as required by NYSE listing standards;

•	discussed with the Company’s management and Deloitte & Touche significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•	reviewed any significant reports to the Company’s management prepared by the Company’s internal auditing department and management’s responses;

•
established procedures for the receipt, retention and treatment of reports received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	provided Deloitte & Touche full access to the Committee to report on any and all appropriate matters;

•
was informed of and reviewed the oaths and certifications of the Chief Executive Officer and Chief Financial Officer required by the Securities and Exchange Commission General Order 4-460 and by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and was informed of the processes followed by management in supporting these oaths and certifications; and

•
recommended to the Board, subject to stockholder ratification, the reappointment of Deloitte & Touche as independent registered public accounting firm for the Company. The Board concurred with this recommendation.

The Committee has the authority, to the extent that it deems appropriate, to retain independent legal, accounting or other advisors.

The Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Director of Internal Audit had routine opportunity to meet with the Committee to discuss any matters desired and met with the Committee at each meeting.

Based on the information received as outlined above, the Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2006, including the disclosures made in management’s discussion and analysis, be included in the Annual Report to Stockholders on Form 10-K, for filing with the Securities and Exchange Commission.

BORGWARNER INC. AUDIT COMMITTEE

Ernest J. Novak, Chairman
Thomas T. Stallkamp      Richard O. Schaum

 The Audit Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 16, 2007, certain information regarding beneficial ownership of common stock by all entities that, to the knowledge of the Company, beneficially owned more than the five percent of the common stock.

	Number of		Percent of
Name and Address of Beneficial Owner	Shares		Class

UBS AG	7,595,342	(a)	13.2%
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
AXA Financial, Inc.	7,185,892	(b)	12.8%
1290 Avenue of the Americas New York, New York 10104

(a)	Pursuant to a Schedule 13G/A dated February 16, 2007 on behalf of UBS AG indicating that it had sole voting power for 6,942,784 and shared dispositive power for 7,595,342.
(b)
Pursuant to a Schedule 13G/A dated February 14, 2007 on behalf of AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA indicating that it had sole voting power for 4,252,441 shares, shared voting power for 913,793 shares, and sole dispositive power for 7,185,892 shares.

The following table sets forth, as of March 2, 2007, certain information regarding beneficial ownership of common stock by the Company’s directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

	Amount and Nature	Percent of
Name of Beneficial Owner	of Stock Ownership(a)(b)	Class

Timothy M. Manganello	104,483	*
Robin J. Adams	62,764	*
Roger J. Wood	41,365	*
Alfred Weber	11,831	*
Cynthia Niekamp	18,513	*
Phyllis O. Bonanno	16,584	*
Dr. Andrew F. Brimmer (c)	-	-
David T. Brown	2,841	*
Jere A. Drummond	20,694	*
Paul E. Glaske	37,661	*
Alexis P. Michas	91,507	*
Ernest J. Novak, Jr.	7,894	*
John Rau(d)	-	-
Richard O. Schaum	3,784	*
Thomas T. Stallkamp	3,337	*
All directors and executive officers of the Company (25 persons)	683,213	1.2%

*	Represents less than one percent.
(a)
 Includes the following number of shares issuable upon the exercise of options within the next 60 days: 26,482 for Mr. Adams; 18,952 for Mr. Manganello; 12,000 for Ms. Bonanno; 16,000 for Mr. Drummond; 16,000 for Mr. Glaske; 16,000 for Mr. Michas; 4,000 for Mr. Novak; 11,038 for Mr. Wood; 5,000 for Ms. Niekamp; and 259,190 for all directors and executive officers of the Company.

(b)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.
(c)	Dr. Brimmer retired from the Board on April 26, 2006.
(d)	Mr. Rau resigned from the Board on February 8, 2006.

    In addition to the shares of Common Stock reported above, the following directors have acquired phantom stock units through the deferral of director fees under the BorgWarner Inc. Board of Directors Deferred Compensation Plan: Ms. Bonanno has 3,379.92 phantom stock units; Mr. Brown has 32.23 phantom stock units; Mr. Drummond has 9,757.46 phantom stock units; Mr. Glaske has 1,050.23 phantom stock units; Mr. Michas has 6,753.90 phantom stock units; and Mr. Novak has 560.69 phantom stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file certain reports with respect to beneficial ownership of the Company’s equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 2006 were timely filed, except that Ms. Horiszny inadvertently reported one transaction a day late on Form 4.

Code of Ethics

The Company has long maintained a Code of Ethical Conduct which is applicable to all directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com.

COMPENSATION DISCUSSION AND ANALYSIS
General

The primary objectives of the Compensation Committee of our Board of Directors with respect to executive compensation are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support the Company’s business strategy (including growth and the creation of long term value), to link executives’ and stockholders’ interests through equity-based plans, and to provide a compensation package that is based on individual performance as well as overall business results. To achieve these objectives, our Compensation Committee has implemented and maintains a compensation program and compensation plans that tie a substantial portion of our executives’ overall compensation to our financial performance, our common stock price, and the achievement of total shareholder return as compared to our industry. Overall, the total compensation opportunity is intended to create an executive compensation program that is set slightly above the median competitive levels of comparable companies in the automotive, transportation and general industry sectors (as described further in the Compensation Benchmarking section) when our performance is at a commensurate above-median competitive level. Overall, our Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior in the organization and to keep base compensation near the median competitive level while providing the opportunity to be well rewarded through performance-based bonuses and equity if the Company performs well over time.

The primary components of our compensation program are base salary, short-term incentives and long-term incentives. Generally, we fix base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We use cash incentives in order to focus our executives on the annual objectives of our long-range plan by rewarding performance achievements over a one-year period (with carry-over opportunity). We use equity incentives to facilitate an ownership culture that encourages long-term performance (over a time horizon of three or more years) and focuses our executives on the maximization of long-term stockholder value. We also provide our executive officers a variety of benefits that are available generally to all salaried employees in the geographic location where they are based. Additionally, a limited number of executive benefits and perquisites are used based on competitive practices.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation as described below, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding superior performance.

Our Compensation Committee performs at least annually a strategic review of our executive officers’ compensation. During this review, our Compensation Committee evaluates our compensation philosophy and objectives to ensure that they continue to reflect our business objectives, competitive realities and our Board’s determination of the best interests of stockholders. Our Compensation Committee then determines whether our compensation programs are meeting these objectives, providing adequate incentives and motivation to our executive officers and adequately compensating our executive officers relative to comparable officers in other companies with which we compete for executives. Also as part of this strategic review, our Compensation Committee determines the compensation of our 17 corporate officers including our Chief Executive Officer, our Chief Financial Officer and the three other officers whose compensation is detailed in the Summary Compensation Table on page 20(the “Named Executive Officers”). For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee considers recommendations from our Chief Executive Officer. At the request of the Compensation Committee, materials for Committee meetings are prepared by our Vice President, Human Resources with assistance from the compensation consultant engaged by the Committee, Hewitt Associates, LLC (“Hewitt”) in 2006. Our Compensation Committee’s most recent strategic review occurred in October 2006 for the 2007 plan year in an extended session. The Committee consulted with our Chief Executive Officer during this session regarding the compensation of our 16 other corporate officers.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with the valuation determined by using the Black-Scholes option pricing model. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, awards of performance shares have been made in February and awards of stock options have been made in July in conjunction with regularly scheduled Board of Director meetings that coincide with earnings releases for the applicable period.

Compensation Benchmarking

    Our Compensation Committee believes that benchmarking is a useful tool because it is a reflection of the market in which we compete for talent and provides credibility for our compensation programs with both our employees and our stockholders. However, benchmarking should not be the only criteria used in compensation decisions. For example, in instances where an executive officer is uniquely key to our success, our Compensation Committee may provide compensation in excess of these benchmarks.

As part of our compensation benchmarking, each year our Compensation Committee engages an outside consultant, Hewitt in 2006, to compare the total compensation levels (including base salary, annual bonus, and long-term incentives) for our executive officers to the compensation practices of a comparator group with whom we compete for talent. For 2006, the Compensation Committee established that the comparator group (“Comparator Group”) used for benchmarking executive officer compensation should include companies with revenues of $15 billion or less in the automotive, transportation and general industrial sectors with general industrial companies comprising no more than 25% of the total group. The group used for establishing 2006 compensation levels consisted of the following thirty-three companies: AMSTED Industries Inc., BAE Systems, Inc., Ball Corporation, Brunswick Corporation, Cummins Inc., Dana Corporation, Denso International America Inc., Donaldson Company Inc., Dover Corporation, Eastman Chemical Company, Eaton Corporation, Fleetwood Enterprises, Inc.,

Freightliner LLC, Harley-Davidson Motor Company, Illinois Tool Works Inc., International Truck and Engine Corporation, Ispat Inland, Inc., ITT Industries, Inc., Kennametal Inc., Metaldyne Corporation, PACCAR Inc., Parker Hannifin Corporation, Polaris Industries Inc., Praxair Inc., Robert Bosch Corporation, The Sherwin-Williams Company, SPS Technologies Inc., Stewart & Stevenson Services Inc., Thyssen Krupp Budd Company, The Timken Company, TRW Automotive Inc., Valmont Industries, Inc., and Worthington Industries, Inc. Due to the differences in size among the comparator companies, a form of analysis known as regression was used in order to normalize the survey results for the size of our Company.

    Generally, our executive compensation program targets base salary at the 50th percentile of the Comparator Group, annual bonus at the 65th percentile of the Comparator Group, and long-term incentives at the 65th percentile of the Comparator Group. We believe that these percentiles reflect consideration of our stockholders’ interests in paying what is necessary, but not significantly more than necessary, to achieve our corporate goals. We also believe that these percentiles provide for a competitive level of base compensation at the midpoint of the market and place a higher level of compensation potential (65th percentile) on direct performance-based components (bonus and long-term incentives). Further, the achievement of a 65th percentile payout under the 2005 and 2006 performance share grants is predicated on our total shareholder return over a three year period being at the 65th percentile of our peers.

    In addition to the data provided by Hewitt for 2006, our Compensation Committee also considered: (i) the compensation reported for the chief executive officers of the companies we used to compare our stockholder returns for 2005, which is reflected on the stock performance graph in the Proxy statement filed March 2006 as the “Former Peer Group Companies”, namely, ArvinMeritor Inc., Autoliv Inc., Cummins Engine Inc., Dana Corporation, Delphi Corporation, Dura Automotive Systems Inc., Eaton Corporation, Johnson Controls Inc., Lear Corporation, Magna International Inc., Modine Manufacturing Co., Tenneco Automotive Inc., Tower Automotive Inc., and Visteon Corporation, and (ii) the compensation reported for the CEOs and other executives in the 2005 Automotive Industry Executive, Board and Stock-Based Compensation study conducted by the consulting firm of Watson Wyatt Worldwide. For 2006, our Compensation Committee determined there was no significant difference between the compensation data reported in the Comparator Group, the Former Peer Group Companies and the Watson Wyatt Worldwide study.

Components of Compensation

The key elements of our executive compensation program are base salary, short-term (annual) incentives and long-term incentives. Additionally, a limited number of executive benefits and perquisites are used based on competitive practices.

Base Salary

Base salaries for our executives are established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by other companies for similar positions.  Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, individual and business unit performance, and experience. As part of that review, and with respect to its assessment of the individual performance of our Named Executive Officers (other than our Chief Executive Officer), our Compensation Committee may take into account the views of our Chief Executive Officer.

Based on its review of the compensation data described above, including the data provided by Hewitt, our Compensation Committee determined that, relative to the Comparator Group, our executive compensation levels were below the targets set forth in our executive compensation program. Specifically, our Compensation Committee found that the 2005 base salaries for our Named Executive Officers were significantly below the median of the Comparator Group, with the shortfall ranging from 13% to 30% below the target 50th percentile. Our Compensation Committee determined that Corporate and individual performance was strong for all Named Executive Officers and, given that determination, concluded that base salaries for 2006 should be moved toward the market median in order to recognize past achievements and continue to retain executives. Our Compensation Committee also determined that the base compensation for our business unit Presidents should begin to be distinguished by size of the respective business unit and scope of responsibility, whereas in the previous year, they were maintained on a comparable level. Based on this assessment, and on the competitive data, our Compensation

Committee granted base salary adjustments in 2006 to all of our Named Executive Officers, including a 20% increase in the base compensation for our Chief Executive Officer. These increases generally moved the base compensation of our Named Executive Officers closer to the 50th percentile of the Comparator Group, with our Chief Executive Officer remaining approximately 6% below the 50th percentile of the market.

 Our Compensation Committee’s review of the 2007 base salaries for our Named Executive Officers occurred in October 2006 as noted above. Due to the competitive pressures in the North American automotive industry, a recommendation was made by our Chief Executive Officer and accepted by our Compensation Committee to freeze the base salary for our Chief Executive Officer and all of the Named Executive Officers in 2007.

Short-Term Incentives

The Management Incentive Plan (“MIP”) is our cash-based, annual incentive plan for executives.  The primary purposes of the MIP are: (i) to focus key managers on creating economic value ("EV") for the Company; (ii) to reinforce teamwork and collaboration among key managers of the Company by having the management team at each business unit measured by the business results they achieve together; (iii) to deliver competitive awards for key managers when economic value objectives are achieved or surpassed; and (iv) to attract and retain key managers by enabling participants in the MIP to share in the success of the Company.  Actual performance under our MIP is measured annually from January 1 to December 31. Our Compensation Committee determines any earned MIP bonuses for any given fiscal year after review of the actual performance in relation to pre-established targets for that fiscal year. Ordinarily, bonuses are paid in a single installment in the first quarter following the completion of a given fiscal year. The MIP is designed so that bonus compensation determined thereunder is considered qualified performance-based compensation within the meaning of Internal Revenue Code Section 162(m).

The performance measure used in the MIP is EV. We have chosen this measure because we consider EV to be the foundation on which we operate and a very dynamic measure of how well we turn investment into profit. It is based on the concept that a business can be financially strong in the long run only if it consistently earns enough to cover its operating cost and, at the same time, produces enough additional earnings to cover its cost of capital or pay interest on debt and provide the required return to its stockholders. We consider any amount that exceeds these requirements to truly be additional economic value.  Although annual bonuses currently depend primarily on the achievement of EV objectives, our Compensation Committee may adjust bonus measures and awards based on other financial or non-financial measures that it believes will benefit long-term stockholder value. No such adjustments were made for the 2006 bonuses paid in the first quarter of 2007.

The formula used in the MIP is as follows: Economic Value = After-Tax Operating Income - (Average Operating Investment x Cost of Capital). We define “After-Tax Operating Income” as income prior to interest and finance charges net of income taxes calculated at a fixed composite statutory rate. We define “Average Operating Investment” for each business unit as the sum of the assets employed in the business less operating liabilities such as accounts payable, accruals, and long-term liabilities other than debt. We define “Average Operating Investment” for the Company to be the sum of debt, minority interest, and stockholders equity less cash and cash equivalents and 1987 leveraged buy-out (“LBO”) related goodwill. We define “Cost of Capital” as the rate of return on capital invested required to compensate debt and equity investors.

We expect each of our business units to increase its economic value each year. Accordingly, a range of performance expectations (Threshold, Target and Maximum) is set by management and approved by our Compensation Committee, three years at a time, for our Company and each of our business units. Generally, the Threshold is set at a level that is greater than or equal to the EV at the end of the prior period. At the time the performance expectations are set, there is substantial uncertainty as to whether they will be met. In each of the second and third years of the three-year cycle, the Threshold value remains constant and the Target and Maximum values are adjusted upward each year by 1% and 2%, respectively, of the operating investment at the beginning of the three-year cycle.

Establishment of Three-Year Cycle EV Levels
	Year 1	Year 2	Year 3
Threshold	Base EV	Base EV	Base EV
Target	Base + 1%	Base + 2%	Base + 3%
Maximum	Base + 2%	Base + 4%	Base + 6%

   Because the performance objectives under our MIP are determined three years at a time rather than annually, our MIP is a very challenging plan for our executives and forces our key managers to find ways to generate and sustain economic growth over an extended period.

In order to encourage a longer-term perspective in decision-making while continuing to reward participants for the achievement of annual goals, our MIP includes a “Carryover Bonus” feature that allows participants to earn, over the following two-year period, any MIP bonus opportunity (up to specified maximum limits) that was not attained during the current plan year. Thus, if the Maximum bonus opportunity is not earned in a given year, then the amount of the shortfall can be earned over the next two years (50% each year) by achieving the cumulative value targets during those two years. However, no Carryover Bonus from a prior year is earned if the Threshold level of performance for the current year is not achieved. Because the carryover opportunity is available in addition to the basic bonus opportunity for the next two years, in a given year, the Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the regular target levels.

Based on our compensation philosophy, competitive market data and internal equity considerations, in November 2005, for the 2006 plan year, our Compensation Committee approved target bonus opportunities ranging from 70% to 120% of base salary for our Named Executive Officers.  Our Named Executive Officers receive 50% of the Target opportunity for achieving Threshold performance and 200% of the Target opportunity for achieving Maximum performance or above.  Results in between these levels are interpolated.

The bonus opportunity for each officer is further defined by the portion of the business unit he or she has direct accountability for, as well as the group and corporate results.

For our Named Executive Officers with corporate-wide responsibility, including the BERU acquisition, 90% of the bonus opportunity is based on the increase in EV of the Company and 10% is based on the increase of EV of BERU (not currently included with corporate earnings for purposes of calculating incentive compensation). In January 2005, BorgWarner acquired a majority stake in BERU, a leading global supplier of diesel cold starting technology, gasoline ignition technology, and electronic control units and sensor technology.

For those Named Executive Officers responsible for a business unit, 15% of the bonus opportunity is based on the increase in EV of the business group (Engine or Drivetrain) and 55% is based on the increase in EV of the assigned business unit. For those Named Executive Officers in the Drivetrain Group, the remaining 30% of the bonus opportunity is based on the increase in EV of the Company. Of the remaining 30% of the bonus opportunity for those Named Executive Officers in the Engine Group, 20% is based on the increase in EV of the Company and 10% is based on the increase in EV of BERU, whose operating results are reported within the Engine Group.

In February 2007, our Compensation Committee determined that, for purposes of our MIP, during 2006 the economic value of our Company in total increased by $5.4 million. However, certain business units had decreases in EV, which were offset by increases in others. After reviewing the performance of the individual business units for which each of our Named Executive Officers were individually responsible, it was determined that Ms. Niekamp’s business unit achieved below the Threshold EV level, Mr. Weber’s business unit achieved between the Threshold and Target EV levels, and Mr. Wood’s business unit achieved between the Target and Maximum EV levels set for 2006 in February 2005 for the three year performance cycle of 2005 to 2007. Based on all of these determinations, cash MIP bonuses were paid to all of our Named Executive Officers for 2006. A portion of the bonus payments for Messrs. Manganello, Adams, Wood and Weber included carryover from the previous year. For details of these amounts, as well as further information regarding the 2006 MIP bonuses paid to our Named Executive Officers, see the Summary Compensation Table on page 20.

Consistent with our objectives and compensation programs, in October 2006, our Compensation Committee approved the target bonus opportunities for our executive officers for 2007.  These target bonus opportunities range from 85% to 125% of base salary for our Named Executive Officers.  The target bonus opportunities reflect the approximated 65th percentile of annual bonus levels for similar positions in the Comparator Group.  The specific bonus opportunities depend on the position of the Named Executive Officer, taking into consideration any variations from the external position benchmarking and the ability of each Named Executive Officer to significantly affect our operations and performance beyond the role normally associated with his or her position.  The final bonus amounts paid, if any, will be determined by our Compensation Committee based on achievement of the performance measures.

Long-Term Incentives

We believe that long-term performance is achieved through an ownership culture that focuses our executives on the maximization of long-term stockholder value. Our long-term incentive plans have been established and operated to provide certain of our employees, including our executive officers, with appropriate incentives to help align their interests with the interests of our stockholders. Furthermore, our stock compensation plans have provided a method for our executive officers to acquire equity interests in our Company and comply with our stock ownership guidelines.

ESPP. The Executive Stock Performance Plan (“ESPP”) was approved by our stockholders and became effective on April 18, 1995. Under the terms of the ESPP, the final award of units was made in February 2004 for the three-year performance period beginning January 1, 2004 and ending on December 31, 2006. Therefore the final payment under the ESPP was made in February 2007 for the 2004 to 2006 performance period.

    The ESPP was designed to provide competitive payouts at the end of a three-year period relative to how well we perform against our peer group, defined as publicly traded companies in the automotive supplier industry with at least $1 billion in sales that we believe compete with us for stockholder investment dollars, in terms of total shareholder return (“TSR”). For the final 2004 grant, the Former Peer Group Companies (as defined on page 11 above) were used. The performance objective of this plan is to make our common stock among the most attractive stocks to those who invest in automotive supplier companies. Therefore, in order for participants to earn a target award, the performance of our common stock must be at the 65th percentile of the TSR performance over a three-year period when compared to the peer group companies.

TSR is determined by the change in the value of our common stock (including dividends) over its starting value. The cumulative, compounded TSR over a three-year performance period is determined using the following formula:

Share price at end of period - Share price at start of period + Dividends per share during period
Share price at start of period

The resultant percentage would then be ranked against the TSRs of our peer group companies for the same period.

The target award under this plan is determined at the beginning of the performance period. The award is expressed in terms of performance units, each having an initial value of $1,000 per unit. The final value of each performance unit will be determined only after the close of the performance period. There is no annual vesting of the target awards under this plan.

The actual value of each unit at the time of payout can range from $0 to a maximum of $1,750, depending on our TSR performance at the end of the three-year period relative to the percentile distribution of TSR performance for the peer group companies.

ESPP Performance/Payout Table
BW Common Stock Percentile to Peer Group	Payout Per Performance Unit
Below 25th percentile	$ 0
25th percentile	$ 250
35th percentile	$ 475
45th percentile	$ 700
55th percentile	$ 850
65th percentile	$1,000
75th percentile	$1,150
90th percentile	$1,750

Interpolation is used to calculate the value of each unit when our TSR performance, relative to the peer group, is in between the percentiles shown above.

In order to facilitate ownership of our common stock by our executives and better align our executives' interests with our stockholders’ interests, 60% of the total award is paid in the form of our common stock. The shares are issued during the first quarter after the three-year cycle has ended. The number of shares paid is determined by the following formula:

Total Award X 60%
Average closing price of our common stock on the last five trading days of the three-year performance period

Forty percent of the ESPP award is paid in cash since the full amount of the ESPP award is subject to income tax in the year in which it is received.

SIP. All long-term incentive grants awarded in 2006 (performance shares and stock options) were awarded under the BorgWarner Inc. 2004 Stock Incentive Plan or the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (collectively the “SIP”). Although the SIP provides for the award of stock options, stock appreciation rights, restricted stock, stock units, performance shares and performance units, our Compensation Committee has determined to rely primarily on grants of stock options and performance shares. By utilizing these two vehicles, executives are motivated by both growth in the Company’s stock price and by total shareholder return as compared to our industry.

     As discussed above, the target awards (in dollars) for our executives are based on the 65th percentile market value, with grant sizes (in shares) based on a valuation methodology calculated by Hewitt. This methodology is the same one used by Hewitt in their market study to value equity compensation consistently between companies. Based on its review of the market data described above, our Compensation Committee determined that, relative to the Comparator Group, our long term incentive levels were significantly below the 65th percentile targets set forth in our executive compensation program. Based on this and our need to meet our objectives to retain and motivate these executives, our Compensation Committee elected to make appreciable movement toward the 65th percentile target for the Named Executive Officers in 2006 with the intention of reaching the 65th percentile in 2007. The resulting grants in 2006 moved our Named Executive Officers to between the approximated 50th and 64th percentile of the market.

    Within the long-term incentive opportunity, two-thirds of total value is delivered through performance shares and one-third of total value is delivered through stock options. Due to the significant challenges in the automotive industry, our Compensation Committee has determined to place the greater emphasis on performance shares because of its belief that this long-term incentive vehicle provides a more direct comparison of our performance to the performance of our peers within our industry while firmly aligning our executives’ interests with the interests of our stockholders.

In 2006, performance shares were granted to our Named Executive Officers in February to coincide with the beginning of the three-year performance period and stock options were granted to our Named Executive Officers in July, at the same time as grants have historically been made to our other executives and employees. As discussed earlier, our Compensation Committee reviews officers' total compensation in October and approves compensation for the coming year in November. In order to better align all of the components of executive compensation, our Compensation Committee has determined to move the annual granting of all stock options to the February following such November approval beginning in 2007. So in February 2007, the number of performance shares and options granted to each officer was determined by dividing the total compensation for such officer that was approved in November 2006, by the average closing price of our common stock for the last five trading days in 2006. In accordance with the SIP, the exercise price for the stock options was set at the average of the high and low price of our common stock on the date the options were actually granted in February 2007.

   Performance Shares. The issuance of performance shares under the SIP was intended to replace the ESPP, which ended on December 31, 2004. The awarding of performance shares has many of the same characteristics as the ESPP. Like the ESPP, the granting of performance shares is designed to provide competitive payouts at the end of a three-year period relative to how well we perform against the peer group companies in terms of TSR. In order for participants to earn a target award, the performance of our common stock must be at the 65th percentile of the TSR performance over a three-year period when compared to the peer group companies. However, the key difference in the granting of performance shares is that the payout at the end of the three-year performance period is based on both the TSR performance and the stock price at the end of the period, whereas the ESPP only relied on TSR performance. This provides an additional link to stockholder value.

      A new performance period begins each January 1 and ends three years later on December 31. As a result, up to three performance periods may overlap in a given year.

For the 2005 performance share award, the Former Peer Group Companies were designated as the comparator group. In 2006, the Compensation Committee approved a new set of Peer Group Companies based on the following criteria: auto industry exposure, sales over the last 12 months (by geography), market capitalization, and existing company analyst coverage of peer groups. A listing of the Peer Group Companies can be found on page 22. This revision was prompted by the significant change in companies in the automotive sector due to bankruptcies and mergers. Our Board of Directors reserves the right to modify the list at any time in order to ensure that the peer group remains relevant as a measure for TSR performance.

The target award is determined at the beginning of the performance period. The award is expressed in terms of performance shares. The actual shares awarded for 2006 are detailed on page 22 in the Grants of Plan-Based Awards table. The final value of each performance share will be determined only after the close of the performance period. There is no annual vesting of the target awards under this plan.

The actual number of performance shares issued at the time of payout will range from 0% to a maximum of 175% of target, depending on our TSR performance at the end of the three-year period relative to the percentile distribution of TSR performance for the other companies in the peer group.

Performance Share TSR Performance/Payout Table
BorgWarner TSR Percentile to Peer Group	Percent of Target Number of Performance Shares Earned
Below 25th percentile	0.000%
25th percentile	25.000%
35th percentile	43.750%
50th percentile	71.875%
65th percentile	100.000%
75th percentile	130.000%
90th percentile	175.000%

Interpolation is used to determine the percent of performance shares when our percentile rank does not fall directly on one of the ranks listed in the above. The actual value of each performance share is based on the average price of our common stock on the last five trading days of the performance period.

Payment of earned performance shares is made in a combination of stock and cash in order to facilitate ownership of our common stock by our executives. Sixty percent of the total award is paid in the form of our common stock. The stock is issued during the first quarter after the three-year cycle has ended. The number of shares of common stock paid is determined by the following formula:

Total Award X 60%
Average closing price of our common stock on the last five business days of the three-year performance period

Forty percent of the award is paid in cash since the full amount of the award is subject to income tax in the year in which it is received.

Stock Options.  Our stock options are rights to purchase (“exercise”) shares of our common stock at a specified price (“exercise price”) after fulfilling certain conditions during a specified period of time (“option term”). The value of a stock option changes as the share price of our common stock increases or decreases in relation to the exercise price. The exercise price per share of stock purchasable under a stock option is determined by the fair market value on the day of grant. The fair market value is the average of the highest and lowest reported sales price of our common stock on the New York Stock Exchange. This method is used to mitigate any major fluctuations in the stock price that could occur during a typical day of trading in the stock market.

The option term is ten years from the date of grant and each stock option grant is subject to a two-step vesting period. One-half of the stock option grant will become available for exercise on the second anniversary of the grant and the remainder of the grant will become available for exercise on the third anniversary of the grant if the option-holder is still employed by the Company.

Executive Benefits and Perquisites

General. Our Named Executive Officers are eligible to participate in all of our employee benefit plans (such as medical, dental and vision care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a defined contribution retirement plan including a 401(k) feature; and paid time off), in each case on the same basis as our other employees. The retirement plans described below are provided to executives in order to permit them to accumulate funds for retirement and to provide a competitive retirement package as compared to other companies. Additionally, as described below, a limited number of executive perquisites are used, also based on competitive practices. Our Compensation Committee in its discretion may revise, amend or add to an officer’s executive benefits and perquisites if it deems it advisable. We believe that the benefits and perquisites we provide our executives are currently at or below median competitive levels for comparable companies.

    The additional executive perquisites available to our Named Executive Officers include a company-leased vehicle, financial counseling, and personal use of corporate aircraft. Each of our Named Executive Officers is eligible for a new vehicle every three years. In addition to the cost of the lease, we pay for the cost of insurance, vehicle license, taxes, and maintenance. Financial counseling and annual income tax preparation services are provided to our Named Executive Officers through a third-party service. We do not encourage the personal use of our corporate aircraft. Personal use of our corporate aircraft was less than 1% of the total corporate aircraft flight time in 2006.

Other executive benefits available to our Named Executive Officers include the BorgWarner Automotive, Inc. Retirement Savings Excess Benefit Plan (“Excess Plan”) and the BorgWarner Inc. 2004 Deferred Compensation Plan (“Deferred Compensation Plan”), which are further described below. See “Non-Qualified Retirement Plan” and “Non-Qualified Deferred Compensation” below and on page 26.

     Qualified Retirement Plan. Our Named Executive Officers are eligible to participate in the BorgWarner Inc. Retirement Savings Plan (“RSP”), which is available to all U.S. salaried and certain hourly employees. The RSP is comprised of two components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee’s account each pay period based on years of service and eligible pay ranging from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 28% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code). The Company will match 100% of the first 3% of the employee’s pre-tax contributions. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed, and any employer contributions vest 100% after three years of service.

     Pension Benefits.  Except as described below on page 25, none of our Named Executive Officers participate in or have account balances in any of the qualified or non-qualified defined benefit pension plans sponsored by us.

     Non-Qualified Retirement Plan. The Excess Plan is an unfunded, non-qualified plan, which keeps certain highly compensated employees whole (on a non-qualified basis) in terms of the Company Retirement Account contribution and matching contribution described above, which are otherwise limited under the RSP by Internal Revenue Code provisions. Participation is automatic once these limits are reached in a plan year. All of our Named Executive Officers received Company contributions under the Excess Plan in 2006.

Non-Qualified Deferred Compensation. The Deferred Compensation Plan is a non-qualified plan, which allows executives to defer from 1% to 20% of their salary and up to 100% of their bonus, thus realizing current year tax savings. None of our Named Executive Officers made deferrals into the Deferred Compensation Plan in 2006. Mr. Wood has an account balance in the Deferred Compensation Plan from deferrals made prior to his appointment as an officer of the Company.

Potential Payments Upon Termination or Change of Control

    Change of Control Employment Agreements.  We have entered into Change of Control Employment Agreements (the “Change of Control Agreements”) with each of our Named Executive Officers. In establishing the Change of Control Agreements, our Board of Directors determined that it is in the best interests of the Company and its stockholders (i) to assure that we will have the continued dedication of our Named Executive Officers in the event of the threat or occurrence of a Change of Control, and (ii) to diminish the inevitable distraction of our Named Executive Officers by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control. The terms of the existing Change of Control Agreements were established several years ago for the foregoing reasons. A recent study has been completed by our Human Resources Department in conjunction with Hewitt Associates at the request of our Compensation Committee to assess competitive market practices of companies in the Comparator Group, in the industry and in Fortune 500 companies. As a result of that study, our Compensation Committee approved revisions with respect to future Change of Control Agreements.  These changes do not impact our current Named Executive Officers. See pages 27 and 28 for further details of our current Change of Control Agreements.

    Severance Benefits. Each of our Named Executive Officers is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan (“TIP”). The TIP was established to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on salary level and length of service with us (with a maximum benefit of twenty-six weeks of base salary, adjusted for unemployment benefits) and medical coverage.

Stock Ownership Guidelines

In order to promote equity ownership and further align the interests of our management and our stockholders, we have established stock ownership guidelines that request our executives to hold a significant and sustained long-term personal financial interest in the Company. Our stock ownership guidelines, which apply to all of our officers including our Named Executive Officers, request that our officers own and continuously hold a minimum level of stock as long as we employ them. The levels of requested stock ownership for our Named Executive Officers are as follows:

• Chief Executive Officer: an amount of stock with a market value equal to three times the average of the annualized salary plus target bonus (as of December 31) for the prior three years.

• Chief Financial Officer and Business Unit Presidents: an amount of stock with a market value equal to two times the average of the annualized salary plus target bonus (as of December 31) for the prior three years.

    Each of our Named Executive Officers is expected to fulfill this goal within five years of his or her appointment as an officer. Moreover, enough stock must be secured during each of the first five years to demonstrate progress toward fulfilling the goal by year five.

Our Insider Trading and Confidentiality Policy prohibits our directors and employees from engaging in any transaction involving a put, call or other option on BorgWarner Securities or from selling any BorgWarner Securities he or she does not own; i.e., “selling short.”

Our Compensation Committee reviews the ownership level for our Chief Executive Officer and all other persons covered under this guideline each year. Our Board of Directors reserves the right to determine what action will be taken if a covered individual does not meet the requested ownership guidelines. All of our Named Executive Officers met the requested stock ownership guidelines in 2006.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code places a limit on the deduction as a business expense of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, our Chief Executive Officer and our next four most highly compensated executive officers in the year that the compensation is paid). Compensation that is “performance-based compensation” generally does not count toward Section 162(m)’s $1 million limit.

Our compensation plans are designed so that bonus compensation determined there under qualifies as performance-based compensation within the meaning of Section 162(m). Our Compensation Committee is comprised solely of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jere A. Drummond, Chairman
Phyllis O. Bonanno
David T. Brown

    The Compensation Committee Report does not constitute soliciting material.  It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the voting members of our Compensation Committee were Jere A. Drummond, Chairman, Phyllis O. Bonanno and David T. Brown. None of these persons was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or of any of its subsidiaries during such fiscal year. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee or the Company’s Board of Directors. No executive officer of the Company served as a director of another entity, or as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity, one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers during 2006:

Name and Principle Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	2006	900,000	-	315,529	494,516	624,118	-	293,431	2,627,594
Chairman and CEO

Robin J. Adams	2006	466,000	-	167,811	295,042	215,686	-	150,336	1,294,875
VP, CFO, and CAO

Roger J. Wood	2006	395,000	-	117,169	123,333	329,835	-	249,738	1,215,075
President and GM, Turbo / Emission Systems

Alfred Weber	2006	375,000	-	117,169	66,278	202,655	3,598	276,508	1,041,208
President and GM, MT / Thermal Systems

Cynthia A. Niekamp	2006	365,000	85,000	117,169	119,341	43,448	-	90,256	820,214
President and GM, TorqTransfer Systems

(1) $85,000 sign-on bonus paid in 2006 per 2004 employment offer.
(2) 2006 compensation expense of the 2004 ESPP, 2005 performance share, and 2006 performance share awards. Assumptions used in the calculations of these amounts are included in the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report filed with the Securities and Exchange Commission (See Note 13 on pages 55-58).

(3) 2006 compensation expense of aggregate grant date fair value of the 2004, 2005, 2006 Stock Option awards, excluding forfeitures. Assumptions used in the calculations of these amounts are included in the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report filed with the Securities and Exchange Commission (See Note 13 on pages 55-58).

(4) Reflects the 2006 plan year payout under the MIP, including Carryover Bonus payments of $2,582 for Mr. Manganello, $1,141 for Mr. Adams, $713 for Mr. Wood and $22,190 for Mr. Weber.
(5) Converted from Euro to US Dollar using an exchange rate of 1 Euro = 1.2564 US Dollar.

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our Named Executive Officers. All of our Named Executive Officers exceeded the aggregate threshold of $10,000 for perquisites and personal benefits. The chart below indicates the amount in each category for each of our Named Executive Officers:

Name	Personal Use of Leased Vehicle ($)	Financial Counseling ($)	Personal Use of Company Aircraft ($)	Relocation Costs ($) (1)	Tax Reimbursement ($)	Registrant Contributions to Defined Contribution Plans ($) (2)	TOTAL of "All Other Compensation" ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)
Timothy M. Manganello	6,031	10,000	680	-	9,688	267,032	293,431
CEO
Robin J. Adams	10,280	10,000	-	-	7,155	122,901	150,336
CFO
Roger J. Wood	8,654	10,000	2,726	88,213	41,972	98,173	249,738
President, TBS/E
Alfred Weber	10,837	10,000	-	94,294	65,980	95,397	276,508
President, MT/T
Cynthia A. Niekamp	5,333	10,000	-	-	6,535	68,388	90,256
President, TTS
(1) Amounts relating to relocation from Michigan to New York for Mr. Weber; from New York to North Carolina and North Carolina to Michigan for Mr. Wood.
(2) Amounts contributed by the Company on behalf of its Named Executive officers during 2006 pursuant to the provisions of the RSP and the Excess Plan.

The following table details the tax reimbursement amounts listed in Column (g) of the above table:
Name	Tax Reimbursement for Personal Use of Leased Vehicle ($)	Tax Reimbursement for Financial Counseling Services ($)	Tax Reimbursement for Personal Use of Company Aircraft ($)	Tax Reimbursement for Relocation Costs ($)	Total Tax Reimbursement ($)
(a)	(b)	(c)	(d)	(e)	(g)
Timothy M. Manganello	2,464	6,764	460	-	9,688
CEO
Robin J. Adams	2,798	4,357	-	-	7,155
CFO
Roger J. Wood	2,798	4,357	1,188	33,629	41,972
President, TBS/E
Alfred Weber	2,784	5,106	-	58,090	65,980
President, MT/T
Cynthia A. Niekamp	2,178	4,357	-	-	6,535
President, TTS

Grants of Plan Based Awards

The following table summarizes the grants of equity and non-equity plan awards to our Named Executive Officers in 2006:
		Estimated Possible Payout Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units	All Other Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards (4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Timothy M. Manganello		540,000	1,080,000	2,160,000				-
CEO	2/8/2006(2)				11,250	45,000	78,750
	7/26/2006(3)								50,000	58.18

Robin J. Adams		186,400	372,800	745,600				-
CFO	2/8/2006 (2)				3,000	12,000	21,000
	7/26/2006 (3)								20,000	58.18

Roger J. Wood		138,300	276,500	553,000				-
President, TBS/E	2/8/2006 (2)				2,750	11,000	19,250
	7/26/2006 (3)								14,000	58.18

Alfred Weber		131,300	262,500	525,000				-
President, MT/T	2/8/2006 (2)				2,300	9,200	16,100
	7/26/2006 (3)								11,000	58.18

Cynthia A. Niekamp		127,800	255,500	511,000				-
President, TTS	2/8/2006 (2)				2,025	8,100	14,175
	7/26/2006 (3)								10,500	58.18

Grants of Plan Based Awards (continued)
		Closing Market Price on Date of Option Grant	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	($/Share)	($)
(a)	(b)	(l)	(m)
Timothy M. Manganello
CEO	2/8/2006(2)		2,445,750
	7/26/2006(3)	58.40	890,500

Robin J. Adams
CFO	2/8/2006(2)		652,200
	7/26/2006(3)	58.40	356,200

Roger J. Wood
President, TBS/E	2/8/2006(2)		597,850
	7/26/2006(3)	58.40	249,340

Alfred Weber
President, MT/T	2/8/2006(2)		500,020
	7/26/2006(3)	58.40	195,910

Cynthia A. Niekamp
President, TTS	2/8/2006(2)		440,235
	7/26/2006(3)	58.40	187,005

(1) 2006 bonus opportunity under the Management Incentive Plan.
(2) 2006 Performance Share Grant: Value of grant = number of target shares times the stock price on grant date of $54.35.
(3) 2006 Stock Option Grant: Stock options granted same day as approved by Compensation Committee of the Board of Directors. FMV at grant date = number of shares times $17.81, excluding forfeitures.
(4) Exercise Price is the average of the high ($58.97) and the low ($57.39) stock price on day of grant.

The awards reflected in the Grants of Plan-Based Awards table are granted under the SIP. Further details regarding BorgWarner’s incentive plans can be found in our Compensation Discussion and Analysis on pages 15-16.

The Peer Group for the Performance Share Plan includes publicly traded companies in the automotive supplier industry with at least $1 billion in sales that compete for stockholder investment dollars. For the performance period from January 1, 2006 to December 31, 2008, the Peer Group includes the following companies:

ArvinMeritor Inc.	Johnson Controls Inc.	Tenneco Automotive Inc.
American Axle	Lear Corporation	TRW Automotive Inc.
Autoliv Inc.	Magna International Inc.	Visteon Corporation
Gentex Corporation	Modine Manufacturing Co.

Our Board of Directors reserves the right to modify the list at any time in order to ensure that the Peer Group remains relevant as a measure for TSR performance in the automotive supply industry due to changes in a peer company’s performance.

To the extent a stock option is exercisable in the event of death of the option holder, the option may be exercised for a period of one year from the date of such death or until the expiration of the stock option, whichever period is shorter. To the extent a stock option is exercisable in the event of disability or retirement, the option may be exercised for a period of three years from the date of such disability or retirement or until the expiration of the stock option, whichever period is shorter. Our Compensation Committee may elect to accelerate the exercise date of a stock option in the event of employment termination, such as due to death, disability, or retirement. Stock options granted in 2005 and 2006 provided for immediate vesting in the event of retirement as defined under the Plan. Stock options granted in 2007 provided for immediate vesting in the event of death or disability. Our Compensation Committee decided to incorporate these provisions into these award agreements in order to provide for consistency in the acceleration of options in the event of retirement, death or disability. Our Compensation Committee took competitive practice into consideration.

If an option-holder incurs a termination of employment due to Cause, any stock options held by the option-holder will terminate. If termination of employment is voluntary and without cause, any vested and unexercised stock options may be exercised for a period of five business days from the date of termination or until expiration of the stock option, whichever period is shorter. If termination of employment is involuntary and without cause, any vested and unexercised stock options may be exercised for one year or until the expiration of the stock option, whichever period is shorter.

In the event of a Change of Control, during the sixty day period from and after a Change of Control, our Compensation Committee may allow the option-holder to surrender all or part of his or her options to the Company and receive a cash payment equal to the difference between the Change of Control price and the exercise price of the option, less appropriate tax withholdings. However, if the Change of Control is within six months of the date of grant to an officer or director subject to Section 16(b) of the Exchange Act, then the election cannot be made prior to six months from the date of grant.

  Regarding adjustments to shares, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock or other change in corporate structure affecting the stock, our Compensation Committee or our Board of Directors may make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may determine to be appropriate in its sole discretion.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all equity awards to our Named Executive Officers that remain either unexercised and/or unvested as of December 31, 2006:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested (2)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Timothy M. Manganello	-	50,000	-	58.18	07/26/2016	-	-
CEO	-	62,000	-	58.08	07/27/2015
	6,268	6,268	-	44.56	07/28/2014
	11,532	-	-	25.33	07/24/2012
	1,152	-	-	24.14	07/25/2011
								111,038	6,553,463

Robin J. Adams	-	20,000	-	58.18	07/26/2016	-	-
CFO	-	15,000	-	58.08	07/27/2015
	6,482	6,481	-	44.56	07/28/2014
	10,000	10,000	-	44.30	04/26/2014
								37,144	2,192,239

Roger J. Wood	-	14,000	-	58.18	07/26/2016	-	-
President, TBS/E	-	10,000	-	58.08	07/27/2015
	3,672	3,671	-	44.56	07/28/2014
	7,366	-	-	33.04	07/23/2013
								31,238	1,843,667

Alfred Weber	-	11,000	-	58.18	07/26/2016	-	-
President, MT/T	-	8,000	-	58.08	07/27/2015
								28,088	1,657,754

Cynthia A. Niekamp	-	10,500	-	58.18	07/26/2016	-	-
President, TTS	-	8,000	-	58.08	07/27/2015
	5,000	5,000	-	44.56	07/28/2014
								26,163	1,544,140

(1) The stock options noted with expiration dates of 2011, 2012 and 2013 are fully vested. Stock options with an expiration date of April 26, 2014 are 50% vested, with the other 50% due to vest on April 26, 2007. Stock options with an expiration date of July 28, 2014 are 50% vested, with the other 50% due to vest on July 28, 2007. Stock options with an expiration date of 2015 will vest 50% on July 27, 2007 and 50% on July 27, 2008. Stock options with an expiration date of 2016 will vest 50% on July 26, 2008 and 50% on July 26, 2009.

(2) The values of columns (i) and (j) are comprised of performance share grants made under the SIP, issued for the performance periods of 2005-2007 and 2006-2008. Column (i) represents the number of all outstanding unearned performance shares that would be paid out at the end of each performance period if maximum TSR performance is achieved. The maximum value was assumed based on actual performance over the most recent period falling between the target and maximum levels. Column (j) represents the number of performance shares in column (i) times the closing stock price of $59.02 on December 29, 2006. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 14 -16; and (ii) the fair market value of stock, as defined in the Plan.

Option Exercises and Stock Vested

The following table summarizes all option exercises and stock vestings by our Named Executive Officers during 2006:
	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized On Vesting (3) ($)
(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	-	-	700	788,200
CEO
Robin J. Adams	-	-	400	450,400
CFO
Roger J. Wood	-	-	260	292,760
President, TBS/E
Alfred Weber	-	-	260	292,760
President, MT/T
Cynthia A. Niekamp	-	-	260	292,760
President, TTS
(1) No Named Executive Officer exercised vested stock options during the 2006 fiscal year.
(2) Number of "shares" disclosed in column (d) represents the total number of units earned for the 2004-2006 performance period of the ESPP and paid in 2007.
(3) Amount in column (e) is equal to the number of units vested multiplied by $1,126.

As previously stated in the Compensation Discussion and Analysis, the ESPP is a long-term incentive plan designed to provide competitive payouts at the end of a three-year period relative to how well the Company performs against its Peer Group Companies in TSR.

At the end of the 2004 to 2006 performance period, the Company’s TSR was at the 73rd percentile relative to the Peer Group TSR. As a result, the value realized upon vesting for the Named Executive Officers was calculated at $1,126 per unit. See page 15 for a detailed explanation of how this amount is calculated. The gross value of the payouts, before taxes, is reflected above in column (e) of the table.

The payout from the ESPP is paid 60% in shares of stock and 40% in cash. The cash portion of the payout is used to pay all applicable taxes associated with the stock awards.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payment During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Timothy M. Manganello	-	-	-	-
CEO
Robin J. Adams	-	-	-	-
CFO
Roger J. Wood	-	-	-	-
President, TBS/E
Alfred Weber	Richtlinien fur einzelvertragliche Pensionszusagen	13	85,392	-
President, MT/T	"Guidelines for single contractual pension promises"
Cynthia A. Niekamp	-	-	-	-
President, TTS
(1) Converted from Euro to US Dollar using an exchange rate of 1 Euro = 1.3201 US Dollar for SFAS 87/158 disclosure purposes.

Mr. Weber, formerly an employee of BorgWarner Turbo Systems GmbH ("Turbo Systems GmbH") in Germany and now a U.S.-based employee, was vested in a defined benefit pension plan while an employee in Germany and is therefore entitled to receive an annual retirement benefit from the Turbo Systems GmbH plan based on 13 years of credited service for the time he was employed in Germany.

The Present Value of the Accumulated Pension Benefits as of December 31, 2006 for Mr. Weber is calculated using the following assumptions:

. Mortality Tables: 50% Heubeck 98, 50% Heubeck 2005G
. Discount Rate: 4.50%
. Retirement Age: 65
. Annual Pension Increase: 1.75%

The discount rate of 4.50% is based on the iboxx EUR AA 10+ index of 4.60% as of December 31, 2006. A "pension increase" of 1.75% is applied annually, beginning at retirement age. The Heubeck 2005G tables are generational tables introduced in 2005 and allow for improved longevity. They are used for German statutory purposes. The Heubeck 1998 tables are the tables previously used. At the recommendation of our actuarial consultant, a three-year phase-in from the Heubeck 98 to the Heubeck 2005G tables was made for FAS purposes.

Non-Qualified Deferred Compensation
The following table shows the non-qualified deferred compensation activity for our Named Executive Officers during 2006:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Timothy M. Manganello
(1)	-	-	-	-	-
(2)	-	243,142	133,248	-	1,333,930
Robin J. Adams
(1)	-	-	-	-	-
(2)	-	99,011	7,662	-	213,556
Roger J. Wood
(1)	-	-	38,562	-	252,238
(2)	-	71,454	34,133	-	353,425
Alfred Weber
(1)	-	-	-	-	-
(2)	-	71,007	37,786	-	238,117
Cynthia A. Niekamp
(1)	-	-	-	-	-
(2) (3)	-	47,652	9,969	-	86,495

(1) Deferred Compensation Plan
(2) Excess Plan
(3) All amounts subject to vesting and forfeiture

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated employees whole with regard to Company contributions that are otherwise limited under the RSP by Internal Revenue Code provisions.  The contributions vest in the same manner as under the RSP.  Distributions are made only when, and if, the participant is entitled to benefits under the RSP.  No in-service withdrawals or loans are available.

The Deferred Compensation Plan allows each participant to elect to defer up to 20% of their base salary and up to 100% of their bonus (if any bonus is paid) in 1% increments.  When making a deferral election, a participant may elect to have his or her account paid out at retirement, disability, or death in either a single lump sum or quarterly payments over a term of 5, 10, or 15 years. If the participant’s employment is terminated prior to retirement, disability, or death, the account will be paid out in a single lump sum.  The Plan also provides for distributions for hardship upon approval of our Compensation Committee and lump sum payments upon the occurrence of a Change of Control.

None of our Named Executive Officers elected to defer compensation earned in 2006. Furthermore, with the exception of Roger Wood, our Named Executive Officers have never participated in the Company’s Deferred Compensation Plan.

Participants in the Excess Plan may elect to invest their deferrals in the same investment choices that are offered in the RSP.  Participants in the Deferred Compensation Plan may elect to invest their deferrals in the same investment choices that are offered in the RSP, except for the BorgWarner Stock Fund. As the Excess Plan and the Deferred Compensation Plan are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these mutual funds.  The funds available and their annual rate of return for the calendar year ended December 31, 2006 as reported by the plan administrator are as follows:

Barclays Equity Index:	15.78%
Barclays Life Path 2010:	10.53%
Barclays Life Path 2015:	12.00%
Barclays Life Path 2020:	13.45%
Barclays Life Path 2025:	14.60%
Barclays Life Path 2030:	15.68%
Barclays Life Path 2035:	16.50%
Barclays Life Path 2040:	17.49%
Barclays Life Path 2045:	17.50%
Barclays Life Path RET:	9.03%
BGI US Debt Index:	4.24%
BorgWarner Company Stock:	-1.59%
Buffalo Small Cap:	13.95%
Harbor International Fund:	32.69%
Investment Contracts Fund:	4.58%
Vanguard Mid Cap Index:	13.78%

Potential Payments Upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our Named Executive Officers under the various employment-related scenarios. The calculations assume each Named Executive Officer’s employment is terminated on December 31, 2006. For purposes of the calculations, the closing stock price on the last business day of 2006 ($59.02) was used to determine the vested market value of stock options.

	Payment Triggering Events Not In Connection with a Change of Control ("CoC")
	Involuntary Termination		Voluntary Termination
	with Cause (1)	without Cause (2)	with Good Reason (3)	without Good Reason (3)	Retirement (2)	Death (4)	Disability (2)
	($)	($)	($)	($)	($)	($)	($)
Timothy M. Manganello	1,333,930	3,246,433	1,853,260	1,853,260	3,246,433	3,746,433	3,246,433
CEO
Robin J. Adams	213,556	1,113,955	454,478	454,478	1,113,955	1,579,955	1,113,955
CFO
Roger J. Wood	605,663	1,471,628	850,122	850,122	1,471,628	1,866,628	1,471,628
President, TBS/E
Alfred Weber	238,117	732,498	238,117	238,117	732,498	1,107,498	732,498
President, MT/T
Cynthia A. Niekamp	-	406,999	72,300	72,300	406,999	771,999	406,999
President, TTS

Potential Payments Upon Termination or Change of Control (continued)
	Payment Triggering Events In Connection with a CoC
		Involuntary Termination		Voluntary Termination
	CoC only	with Cause (6)	without Cause (5)	for Good Reason (5)	without Good Reason (7)
	($)	($)	($)	($)	($)
Timothy M. Manganello	-	-	12,370,804	12,370,804	-
CEO
Robin J. Adams	-	-	6,987,506	6,987,506	-
CFO
Roger J. Wood	-	-	4,738,058	4,738,058	-
President, TBS/E
Alfred Weber	-	-	4,305,593	4,305,593	-
President, MT/T
Cynthia A. Niekamp	-	-	3,582,022	3,582,022	-
President, TTS
(1) Includes vested balance of the Excess Plan and vested balance of the Deferred Compensation Plan (Mr. Wood only).
(2) Includes 2006 MIP payment, value of vested stock options, 2004-2006 ESPP payment, vested balance of the Excess Plan, and vested balance of the Deferred Compensation Plan (Mr. Wood only).
(3) Includes value of vested stock options, vested balance of the Excess Plan, and vested balance of the Deferred Compensation Plan (Mr. Wood only).
(4) Includes 2006 MIP payment, value of vested stock options, 2004-2006 ESPP payment, vested balance of the Excess Plan, vested balance of the Deferred Compensation Plan (Mr. Wood only), and life insurance.

(5) Includes cash severance payment based on three times the average of base plus bonus, 2006 MIP payment, stock option payment, 2005-2007 and 2006-2008 performance share payment, retirement benefit based on three times the 2006 Company contributions to the RSP, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage for 3 years), outplacement services, and excise tax and tax gross-up payment.

(6) While there are no additional payments associated with Involuntary Termination for Cause associated with a Change of Control, each Named Executive Officer would be eligible for the same payments listed under footnote (1) above.

(7) While there are no additional payments associated with Voluntary Termination without Good Reason associated with a Change of Control, each Named Executive Officer would be eligible for the same payments listed under footnote (3) above.

    The stated amounts do not include vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

 Change of Control Employment Agreements

Below is a general description of certain terms and conditions of our existing Change of Control Agreements.

In the event a Change of Control of the Company is followed within three years by (1) the termination of a Named Executive Officer’s employment for any reason other than death, disability, or Cause or (2) such Named Executive Officer terminates his or her employment for Good Reason, then under the Change of Control Agreements, the Named Executive Officer shall be paid a lump sum cash amount equal to three times his or her annual base salary and average annual bonus for the most recent three years, and a lump sum cash amount equal to three times the Company’s retirement contributions which would have been made on his or her behalf in the first year after termination of employment. If an excise tax is imposed under Section 4999 of the Internal Revenue Code on payments received by the Named Executive Officer due to a Change of Control of the Company or any interest or penalty is incurred by the Named Executive Officer with respect to such excise tax, the Company will pay the Named Executive Officer an amount that will net the Named Executive Officer the amount the Named Executive Officer would have received if the excise or penalty had not been imposed. In addition, the Named Executive Officer is entitled to continued employee welfare benefits for three years after termination of employment.

     “Change of Control” means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board of Directors, or (c) a major corporate transaction, such as a merger, sale of substantially all of our assets or a liquidation, which results in a change in the majority of our Board of Directors or a majority of stockholders.

“Cause” means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good Reason” means the diminution of responsibilities, assignment to inappropriate duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the Change of Control Employment Agreement by us other than in accordance with the Change of Control Employment Agreement, or our failure to require any successor to us to comply with the Change of Control Employment Agreement.

Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board of Directors in 2006. Directors who are employees of BorgWarner are not compensated for their services on the Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Aggregate Number of Outstanding Stock and Option Awards (2) (#)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Phyllis O. Bonanno	53,500	53,246	-	19,109	-	-	-	106,746

Dr. Andrew F. Brimmer	19,333	66,177	-	-	-	-	-	85,510

David T. Brown	53,500	55,002	-	1,894	-	-	-	108,502

Jere A. Drummond	65,500	48,654	-	17,219	-	-	-	114,154

Paul E. Glaske	59,500	66,988	-	18,166	-	-	-	126,488

Alexis P. Michas	53,500	53,246	-	19,109	-	-	-	106,746

Ernest J. Novak, Jr.	88,500	48,654	-	5,219	-	-	-	137,154

John Rau	9,667	66,177	-	-	-	-	-	75,844

Richard O. Schaum	58,000	41,260	-	2,837	-	-	-	99,260

Thomas T. Stallkamp	55,667	22,926	-	2,837	-	-	-	78,593

(1) 2006 compensation expense of aggregate grant date fair value of the 2004, 2005, 2006 Restricted Stock Awards, excluding forfeitures, in accordance with FAS 123R.
(2) Aggregate number of outstanding shares of restricted stock and outstanding vested and unvested stock options at fiscal year-end.
Annual compensation for our non-employee directors for 2006 was comprised of the following components: annual retainer, Board meeting fees, Committee meeting fees, and equity compensation, consisting of restricted stock. Our non-employee directors were not granted any Stock Option Awards and did not receive any Non-Equity Incentive Plan Compensation for 2006.

As allowed under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan, each non-employee director receives $165,000 worth of restricted stock in the initial year of each three-year term. In April 2006, four non-employee directors (Bonanno, Michas, Schaum, and Stallkamp) were elected for a three-year term. In July 2006, these four directors were each awarded 2,837 shares of restricted common stock, determined by dividing the total value of $165,000 by the average of the high and low of the Company’s stock price at the time of the grant. The restrictions on the shares of stock will expire over the three-year term, one third in each year. However, the Compensation Committee has the authority to accelerate vesting in the event of retirement. During the period that the restrictions are in place, directors have all of the rights of a stockholder of the Company holding the same class or series of stock as the restricted stock, including the right to vote the shares and the right to receive any cash dividends.

The annual retainer for non-employee directors is $40,000 for service on the Board of Directors. Each non-employee director receives $1,500 for each Board meeting attended. Each Committee member also receives $1,500 ($3,000 if he or she is the Chairman of the committee) for each committee meeting attended. In recognition of increased time commitments, the Chairman of the Audit Committee received $5,000 for each committee meeting attended since January 1, 2005. The Company pays for the expenses associated with attendance at Board and Committee meetings and other functions attended at the request of the Company.

The annual retainer is prorated when a new member joins or a current member leaves our Board, as in the cases of Dr. Brimmer, Mr. Rau, and Mr. Stallkamp. Mr. Rau retired from the Board in February 2006, while Dr. Brimmer retired from the Board in April 2006. Mr. Stallkamp joined the Board in February 2006.

 Our non-employee directors may elect to defer, up to 100% in increments of 5%, their annual retainer in one or more investment options, including BorgWarner stock units. The investment options were expanded beginning with the 2007 deferral year.  The BorgWarner stock units remain an investment option. The Moody’s and Prime Account investments have been replaced with fifteen other fund options, which mirror those in the executive Deferred Compensation Plan. The fifteen funds include nine Ready-Mix Portfolio funds, one Money Market/Stable Value fund, one Bond fund, and four Stock funds.

 Our non-employee directors are expected to own Company stock in an amount equivalent to two times the amount of the annual retainer within five years of joining the Board of Directors.

PROPOSAL 2  - STOCKHOLDER PROPOSAL CONCERNING DIRECTOR ELECTIONS

 We have been advised by a shareholder, the Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, MA 01887, beneficial owner of approximately 2300 shares, that it intends to present the following non-binding stockholder proposal at our Annual Meeting. The proposal will be voted on at the Annual Meeting if the proponent, or a qualified representative, is present at the meeting and submits the proposal for a vote. The proposal and the supporting statement appear below as received by us. The Company is not responsible for the accuracy or content of the proposal and supporting statement. Following the stockholder proposal are the Company's reasons for opposing the proposal.

 RESOLVED, That the shareholders of BorgWarner Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

 Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

 In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

 We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Recommendation

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

    This proposal would require that director nominees receive the support of a majority of votes cast to be elected. For compelling reasons, plurality voting is the prevailing standard for the election of federal, state and local officials as well as for directors of U.S. public companies. The methodology is well known and understood by stockholders. The proposal would alter this longstanding and widespread director election voting procedure. We do not believe that electing directors under a different standard would result in a more effective board.

 BorgWarner elects directors by a plurality standard for the same reasons that democracies use plurality standards. A plurality system ensures continuity of governance by preventing a situation where no or limited candidates receive a majority of the votes cast, leaving director positions vacant. The long-standing plurality system also safeguards stockholders against special interest groups that, under a majority system, would be empowered to remove a director based upon narrow, parochial interests. If a majority vote by-law is adopted, and a director does not receive a majority of the votes cast, a vacancy on the board will result and will be filled by the directors, not by the stockholders. We do not believe that result is an improvement over the current plurality voting system.

 Our stockholders have consistently had a meaningful role in the director election process.  Indeed, since the Company became a public company with an elected Board, each director nominee has received the affirmative vote of more than 90% of the shares voted through the plurality process. Last year each director standing for election received the affirmative vote of more than 98% of the shares voted. The proposal suggests, however, that your Board is being elected by minimal affirmative votes. We do not believe that the facts support that conclusion.

 We are committed to good corporate governance. Our directors' corporate governance guidelines are available for review at www.borgwarner.com in the corporate governance section of our website.  In particular, the Board felt it appropriate to respond to the concerns that have been raised about plurality voting standards and has adopted a corporate governance guideline to provide that, in the event that a director receives a greater number of "withheld" votes than "for" votes in an uncontested election, the director will promptly offer his or her resignation for consideration. The Corporate Governance Committee will consider the resignation and recommend to the Board whether to accept it, reject it, or take other action. In considering the resignation, the Committee will take into consideration such factors as the stated reasons why stockholders withheld votes for the election of the director, the director’s length of service, qualifications and contributions to the Company and continued compliance with New York Stock Exchange listing standards.

 After careful consideration, the Board unanimously believes that this corporate governance guideline will adequately address the concerns of those wishing a more meaningful outcome to situations where a director might receive fewer “for” votes than votes “withheld” in connection with election to the Board, while still allowing Board consideration of whether a particular director’s resignation is in the best interests of the Company and its stockholders. We intend to continue to follow and evaluate developments in this area and to consider carefully whether further changes to our policies are appropriate and in the best interests of BorgWarner and its stockholders.

For the foregoing reasons, your Board of Directors believes that this proposal is not in the best interests of BorgWarner or its stockholders and unanimously recommends that you vote AGAINST this proposal.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders approve the selection by the Audit Committee of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year. The Board of Directors anticipates that representatives of Deloitte will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

Recommendation

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
_______________________________________________________________________________

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees including expenses billed to us for the years ended December 31, 2006 and 2005, for professional services performed by Deloitte & Touche, were as follows:

	2006	2005
Audit Fees and Expenses (1)	$4,236,600	$3,672,300
Audit-Related Fees (2)	$348,900	$248,500
Tax Fees (3)	$346,700	$266,000
All Other Fees (4)	$—	$—

Totals	$4,932,200	$4,186,800

(1) Audit fees and expenses are for professional services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements and the audit of the Company's internal control over financial reporting. This category also includes fees for audits provided in connection with statutory and regulatory filings or services that generally only the principal auditor reasonably can provide to a client.

(2) Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), review of response to SEC comment letters, consultations by the Company's management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB, or other regulatory or standard setting bodies, assistance in financial due diligence related to acquisitions, and audits of financial statements of employee benefit plans and various attest services.

(3) Tax fees are for professional services provided by Deloitte & Touche in connection with tax compliance and tax planning.
(4) All other fees are for products and services other than the services reported above.

    Your Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm were pre-approved by your Audit Committee.

OTHER INFORMATION

The Company has no reason to believe that any other business will be presented at the Annual Meeting of Stockholders, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals which are intended to be presented at the 2008 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 22, 2007, for inclusion in the proxy statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2008 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company’s Amended and Restated By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice to the Secretary of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, for stockholder proposals to be presented other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 27, 2007, and no later than January 26, 2008. The notice should contain (a) as to each person whom the stockholder proposes to nominate for election as director, all information that is required to be disclosed in solicitations of proxies for election of directors under the securities laws, including the person’s written consent to serve as a director if elected, and (b) as to any other business: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s Amended and Restated By-Laws to ensure that all of the specific requirements of such notice are met.

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the Securities and Exchange Commission, as soon as reasonably practicable after they are filed. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Mary Brevard, Vice President, Investor Relations and Corporate Communications, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

This Proxy is Solicited by the Board of Directors in Connection
With the Annual Meeting of Stockholders

9:00 A.M. (local time)

April 25, 2007

PLACE:	BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326

    PROXY: JOHN J. GASPAROVIC and LAURENE H. HORISZNY and each of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock held of record by the undersigned on March 2, 2007 at the Annual Meeting of Stockholders of BorgWarner Inc. or at any adjournment(s) of the meeting, on each of the items on the reverse side and in accordance with the directions given therein.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
Address Change/Comments (Mark the corresponding box on the reverse side)

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You can now access your BorgWarner account online.

Access your BorgWarner stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for BorgWarner, now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

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IF NO CHOICE IS SPECIFIED, this Proxy will be voted “FOR” the election of all listed nominees, and “FOR” proposals 2 and 3 in accordance with the recommendations of a majority of the Board of Directors.
Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

1.	Election of three Class II Directors:	for all nominees	withhold authority
		listed (except as indicated)	to vote for all nominees listed
	01 Jere A. Drummond	☐	☐
02 Timothy M. Manganello
03 Ernest J. Novak, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)
		FOR	AGAINST	ABSTAIN
2.	To vote upon a stockholder proposal concerning director elections.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Company for 2007.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Dated:	__________________________________________2007

Signature
Signature if held jointly

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet http://www.proxyvoting.com/bwa Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the internet at www.borgwarner.com